Exhibit 99.1

Priceline.com Reports Financial Results for 3rd Quarter 2009

NORWALK, Conn., November 9, 2009 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 3rd quarter 2009. Gross travel bookings for the 3rd quarter, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, were $2.7 billion, an increase of 32.8% over a year ago.

Priceline.com had revenues in the 3rd quarter of $730.7 million, a 30.1% increase over a year ago. The Company’s international operations contributed revenues in the 3rd quarter of $316.9 million, a 41.7% increase versus a year ago (approximately 50% on a local currency basis).  Priceline.com’s gross profit for the 3rd quarter was $434.0 million, a 37.3% increase from the prior year.  The Company’s international operations contributed gross profit in the 3rd quarter of $316.0 million, a 42.0% increase versus a year ago (approximately 50% growth on a local currency basis).  The Company’s operating income in 3rd quarter 2009 was $200.8 million, a 56.9% increase from the prior year.  Priceline.com had GAAP net income for the 3rd quarter of $319.0 million or $6.42 per diluted share, which compares to $84.5 million or $1.74 per diluted share in the same period a year ago. GAAP net income for the 3rd quarter 2009 was positively affected by a $181.9 million non-cash tax benefit from reversing a portion of the valuation allowance related to the Company’s net operating loss carry forwards.  The valuation allowance was reversed to reflect the amount of deferred tax asset that is estimated to be more likely than not to be realized after taking into consideration current operating results and future estimated domestic taxable income.

Pro forma EBITDA for the 3rd quarter 2009 was $224.6 million, an increase of 47.3% over a year ago.  Pro forma net income in the 3rd quarter was $173.3 million or $3.45 per diluted share, compared to $2.39 per share a year ago.  First Call analyst consensus for the 3rd quarter 2009 was $2.90 per diluted share.  The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

“Despite a difficult economic environment, the summer travel season turned out to be an exceptionally strong one for priceline.com, as 3rd quarter growth rates accelerated sequentially for our international and domestic businesses,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “On a global basis, priceline.com continued to increase its market share as hotel room night reservations grew by 56% in the 3rd quarter, propelled by strong performance in the U.S., Europe and Asia.  Internationally, our hotel business experienced gross travel bookings growth of 38%, or approximately 49% on a local currency basis, as we reaped the benefits of outstanding hotel supply, geographic expansion in high-opportunity markets and continued shift by consumers to on-line booking of hotel reservations.   Our U.S. business grew gross travel bookings by 25% as consumers continue to respond positively to our money-saving travel services.  Airline ticket sales were up 30.2%, despite the fact that competitors’ matching fee eliminations were in place for the entire quarter.  Rental car days booked increased 11.6%.”

(more)

“The online travel industry achieved improved year-over-year growth in the third quarter as we comped against weakening demand in the prior-year period and received a boost from industry-wide fee reductions and supplier discounting and promotions.” Mr. Boyd continued, “Priceline.com intends to continue to focus on building out our global brands and hotel platform, adding additional supply, integration initiatives and innovation to support the long-term growth of the business.”

Priceline.com said it was targeting the following for 4th quarter 2009:

•                  Year-over-year increase in total gross travel bookings of approximately 30% - 40%.

•                  Year-over-year increase in international gross travel bookings of approximately 50% - 60% (an increase of approximately 37% - 46% on a local currency basis).

•                  Year-over-year increase in domestic gross travel bookings of approximately 15%.

•                  Year-over-year increase in revenue of approximately 24% to 28%.

•                  Year-over-year increase in gross profit of approximately 40% to 45%.

•                  Pro forma EBITDA of approximately $98 million to $108 million.

•                  Pro forma net income of between $1.52 and $1.62 per diluted share.

Pro forma guidance for the 4th quarter 2009:

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes non-cash interest expense and gains or losses on debt extinguishment, if any, recorded pursuant to the provisions of FSP APB 14-1,

•                  excludes non-cash income tax expense and reflects the impact on income taxes of certain of the pro forma adjustments,

•                  excludes the impact, if any, of charges associated with judgments, rulings and/or settlements related to hotel occupancy tax proceedings,

•                  includes the anti-dilutive impact of the “Conversion Spread Hedges” (see “Non-GAAP Financial Measures” below) on diluted common shares outstanding  related to outstanding convertible notes, and

•                  includes the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance share units because pro forma net income has been adjusted to exclude stock-based compensation.

In addition, pro forma EBITDA excludes depreciation and amortization expense and includes the impact of foreign currency transactions and other expenses.

When aggregated, the foregoing adjustments are expected to increase pro forma EBITDA over GAAP operating income by approximately $20 million in 4th quarter 2009.

In addition, the foregoing adjustments are expected to increase pro forma net income over GAAP net income by approximately $24 million in the 4th quarter 2009. On a per share basis, the Company estimates GAAP net income of approximately $1.06 to $1.16 per diluted share for the 4th quarter 2009.

Effective January 1, 2009, we adopted FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires cash settled convertible debt, such as our convertible senior notes, to be separated into debt and equity components at issuance and a value to be assigned to each.

The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. The difference between the bond cash proceeds and this estimated fair value, representing the value assigned to the equity component, is recorded as a debt discount and amortized to interest expense over the life of the bond. Although FSP APB 14-1 has no impact on our actual past or future cash flows, it requires us to adjust our previously issued financial statements and to record a significant amount of non-cash interest expense as the debt discount is amortized and may result in gains or losses on extinguishment that would not have occurred under previous GAAP.

The adoption of FSP APB 14-1 increased non-cash interest expense for the years ended December 31, 2008, 2007 and 2006 by approximately $26.1 million ($15.5 million net of tax), $28.2 million ($16.6 million net of tax), and $5.4 million ($3.2 million net of tax), respectively, and is estimated to increase fiscal year 2009 non-cash interest expense by approximately $17.8 million ($10.7 million net of tax), excluding the impact of future debt conversions, if any. The adoption of FSP APB 14-1 increased non-cash interest expense in the three months ended September 30, 2009 and 2008 by $4.3 million ($2.6 million net of tax) and $6.0 million ($3.6 million net of tax), respectively.

Information About Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the views of the Company’s management regarding current expectations and projections about future events and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

• adverse changes in general market conditions for leisure and other travel services as a result of, among other things, decreased consumer spending, general economic downturn, terrorist attacks, natural disasters or adverse weather, the bankruptcy or insolvency of a major airline, or the outbreak of an epidemic or pandemic disease, such as the recent swine flu outbreak;

• adverse changes in the Company’s relationships with airlines and other product and service providers and vendors which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s “retail” or “opaque” services, or both) and/or the loss or reduction of global distribution fees;

• fluctuations in foreign exchange rates and other risks associated with doing business in multiple currencies;

• the effects of increased competition, including the potential impact of increased pricing competition initiated by other on-line travel agents toward the end of 1st quarter 2009 in the form of reduced booking fees and/or the launch by competitors of an “opaque” travel offering;

• an adverse outcome in one or more of the hotel occupancy and other tax proceedings in which the Company is involved;

• a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

• our ability to expand successfully in international markets;

• the ability to attract and retain qualified personnel;

• difficulties integrating recent or future acquisitions, such as the 4th quarter 2007 acquisition of Agoda, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

• the occurrence of an external or internal security breach of our systems or other Internet based systems involving personal customer information, credit card information or other sensitive data;

• systems-related failures and/or security breaches, including without limitation, “denial-of-service” type attacks on our system, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach; and

• legal and regulatory risks.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma EBITDA represents GAAP operating income excluding depreciation and amortization expense, plus foreign currency transactions and other expense and the pro forma adjustments relating to stock-based compensation expense and payroll taxes related to stock-based compensation described below.

Pro forma EBITDA, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Priceline.com believes that pro forma EBITDA, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods. These pro forma metrics, in particular pro forma EBITDA and pro forma net income, are not intended to represent funds available for priceline.com’s discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these pro forma metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance.

Pro forma financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded because it does not impact cash earnings.

•                  The charge related to the judgment in the Texas hotel occupancy tax litigation is excluded because it impacts comparability with historical operating results from prior periods.

•                  Stock-based compensation expense is excluded because it does not impact cash earnings and is reflected in earnings per share through increased share count.

•                  Payroll tax expense related to stock-based compensation is excluded for 2008 because the expense is driven primarily by stock option exercise and share award vesting activity and the market price of priceline.com’s common stock and often shows volatility unrelated to operating results.  As of January 1, 2009, we no longer exclude payroll tax expense related to stock-based compensation due to its relative insignificance to our consolidated financial statements.

•                  Interest expense related to the amortization of debt discount and gains or losses on debt extinguishment recorded in 2009, and in 2008 on a retrospective basis, pursuant to the provisions of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” are excluded because they are non-cash in nature. Pursuant to the provisions of FSP APB 14-1, certain debt issuance costs were reclassified to equity and are therefore no longer amortized in GAAP or pro forma earnings (as of January 1, 2009).

•                  Income tax expense is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carry forwards.  Income tax expense is also adjusted to exclude the $181.9 million non-cash tax benefit from reversing a portion of the deferred tax asset valuation allowance in 3rd quarter 2009.

•                  Net income attributable to non-controlling interests is adjusted for the impact of certain of the pro forma adjustments described above.

•                  For calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above.

•                  fully diluted share count is adjusted to include the anti-dilutive impact of “Conversion Spread Hedges” related to priceline.com’s convertible securities that increase the effective conversion price of the currently outstanding 0.50% convertible notes due 2011 and 0.75% convertible notes due 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.

Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge in 2011 and 2013 if and when shares are delivered.

•                  all unvested shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) www.priceline.com provides online travel services in 29 languages in 78 countries in Europe, North America, Asia, the Middle East and Africa. Included in the priceline.com family of companies is Booking.com, a leading international online hotel reservation service, priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Agoda.com, an Asian online hotel reservation service.  Priceline.com believes that Booking.com is Europe’s largest and fastest growing hotel reservation service, with a network of affiliated Web sites. Booking.com operates in over 70 countries in 24 languages and offers its customers access to over 73,000 participating hotels worldwide.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service. In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter advanced search technology, customize their search activity through priceline.com’s Inside Track features, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available.  Priceline.com operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com. Priceline.com also licenses its business model to independent licensees.

###

Press Contact:

Brian Ek 203-299-8167  brian.ek@priceline.com

Investor Relations Contact:

Matthew Tynan 203-299-8487 matt.tynan@priceline.com

priceline.com Incorporated

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

		December 31,
	September 30,	2008
	2009	As Adjusted
ASSETS

Current assets:
Cash and cash equivalents	$362,473	$364,550
Restricted cash	1,321	2,528
Short-term investments	356,793	98,888
Accounts receivable, net of allowance for doubtful accounts of $7,792 and $8,429, respectively	169,864	92,328
Prepaid expenses and other current assets	19,236	23,463
Deferred income taxes	40,671	12,142
Total current assets	950,358	593,899

Property and equipment, net	29,339	29,404
Intangible assets, net	179,794	193,231
Goodwill	349,981	326,863
Deferred income taxes	282,606	153,955
Other assets	4,958	15,069

Total assets	$1,797,036	$1,312,421

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$62,995	$46,290
Accrued expenses and other current liabilities	143,463	77,713
Deferred merchant bookings	50,405	29,664
Convertible debt	220,725	317,910
Total current liabilities	477,588	471,577

Deferred taxes	45,733	48,933
Other long-term liabilities	21,777	18,010
Total liabilities	545,098	538,520

Convertible debt	50,213	75,075

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 50,656,947, and 47,664,766 shares issued, respectively	391	367
Treasury stock, 6,848,605 and 6,685,048 shares, respectively	(507,724)	(493,555)
Additional paid-in capital	2,237,372	2,176,556
Accumulated deficit	(533,128)	(944,145)
Accumulated other comprehensive income	4,814	(40,397)
Total stockholders’ equity	1,201,725	698,826

Total liabilities and stockholders’ equity	$1,797,036	$1,312,421

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2008		2008
	2009	As Adjusted	2009	As Adjusted

Merchant revenues	$400,314	$323,957	$1,130,169	$949,345
Agency revenues	323,188	232,638	647,899	515,819
Other revenues	7,158	5,014	18,391	13,600
Total revenues	730,660	561,609	1,796,459	1,478,764

Cost of revenues	296,654	245,531	848,885	727,858

Gross profit	434,006	316,078	947,574	750,906

Operating expenses:
Advertising - Offline	8,474	8,293	30,293	30,252
Advertising - Online	115,103	84,291	273,327	214,952
Sales and marketing	24,473	21,452	63,583	57,715
Personnel, including stock-based compensation of $10,870, $10,055, $32,727, and $29,070, respectively	50,959	45,259	135,333	121,787
General and administrative	19,367	13,524	48,881	39,519
Information technology	4,777	4,402	14,002	13,688
Depreciation and amortization	10,098	10,935	29,182	32,352

Total operating expenses	233,251	188,156	594,601	510,265

Operating income	200,755	127,922	352,973	240,641

Other income (expense):
Interest income	471	3,061	1,695	10,138
Interest expense	(5,911)	(7,739)	(19,221)	(27,321)
Foreign currency transactions and other	(1,220)	3,587	(1,283)	(1,508)
Total other income (expense)	(6,660)	(1,091)	(18,809)	(18,691)

Earnings before income taxes and equity in income (loss) of investees	194,095	126,831	334,164	221,950
Income tax benefit (expense)	124,887	(40,445)	76,851	(70,209)
Equity in income (loss) of investees	—	(97)	2	(263)
Net income	318,982	86,289	411,017	151,478
Less: net income attributable to noncontrolling interests	—	1,803	—	3,378

Net income applicable to common stockholders of priceline.com Incorporated	$318,982	$84,486	$411,017	$148,100

Net income applicable to common stockholders per basic common share	$7.49	$2.13	$9.84	$3.81

Weighted average number of basic common shares outstanding	42,569	39,715	41,750	38,905

Net income applicable to common stockholders per diluted common share	$6.42	$1.74	$8.42	$3.00

Weighted average number of diluted common shares outstanding	49,670	48,656	48,805	49,344

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	September 30,
		2008
	2009	As Adjusted
OPERATING ACTIVITIES:
Net income	$411,017	$151,478

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,605	10,799
Amortization	18,577	21,825
Provision for uncollectible accounts, net	3,379	5,351
Reversal of valuation allowance on deferred tax asset	(181,874)	—
Other deferred income taxes	27,835	14,097
Stock-based compensation expense	32,727	29,070
Amortization of debt issuance costs	1,620	1,819
Amortization of debt discount	14,752	21,040
Gain on extinguishment of debt	(2,735)	(46)
Equity in (income) loss of investees	(2)	263
Loss on impairment of investment	—	843
Changes in assets and liabilities:
Accounts receivable	(73,932)	(80,960)
Prepaid expenses and other current assets	8,921	(2,662)
Accounts payable, accrued expenses and other current liabilities	89,827	58,518
Other	2,683	3,765
Net cash provided by operating activities	363,400	235,200
INVESTING ACTIVITIES:
Purchase of investments	(534,274)	(115,005)
Maturity of investments	294,618	185,226
Additions to property and equipment	(9,902)	(12,885)
Acquisitions and other equity investments, net of cash acquired	—	(593)
Proceeds from redemption of equity investment in pricelinemortgage.com	8,921	—
Change in restricted cash	1,234	(1,500)
Purchase of shares held by noncontrolling interests	—	(153,564)
Net cash used in investing activities	(239,403)	(98,321)
FINANCING ACTIVITIES:
Payments related to conversion of senior notes	(122,047)	(102,409)
Repurchase of common stock	(14,169)	(4,336)
Proceeds from exercise of stock options	9,404	4,475
Excess tax benefit on stock-based compensation	1,580	6,541
Net cash used in financing activities	(125,232)	(95,729)
Effect of exchange rate changes on cash and cash equivalents	(842)	(13,123)
Net increase / (decrease) in cash and cash equivalents	(2,077)	28,027
Cash and cash equivalents, beginning of period	364,550	385,359
Cash and cash equivalents, end of period	$362,473	$413,386

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$60,155	$46,280
Cash paid during the period for interest	$4,242	$6,325

priceline.com Incorporated

UNAUDITED RECONCILIATION OF GAAP TO PRO FORMA FINANCIAL INFORMATION

(In thousands, except per share data)

		Three Months Ended September 30,		Nine Months Ended September 30,
			2008		2008
		2009	As Adjusted	2009	As Adjusted

RECONCILIATION OF GAAP OPERATING INCOME TO PRO FORMA EBITDA

	GAAP Operating income	$200,755	$127,922	$352,973	$240,641

(a)	Amortization of acquired intangible assets in Cost of revenues	—	—	—	272
(b)	Stock-based compensation	10,870	10,055	32,727	29,070
(c)	Charge related to hotel occupancy tax litigation judgement in General and administrative expense	3,680	—	3,680	—
(d)	Stock-based compensation payroll taxes	—	36	—	709
(j)	Depreciation and amortization	10,098	10,935	29,182	32,352
(k)	Foreign currency transactions and other	(1,220)	3,587	(1,283)	(1,507)
(g)	(Gain) loss on extinguishment of debt	394	(87)	(2,735)	(45)

	Pro Forma EBITDA	$224,577	$152,448	$414,544	$301,492

		Three Months Ended September 30,		Nine Months Ended September 30,
			2008		2008
		2009	As Adjusted	2009	As Adjusted

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME APPLICABLE TO COMMON STOCKHOLDERS

	GAAP Net income applicable to common stockholders of priceline.com Incorporated	$318,982	$84,486	$411,017	$148,100

(a)	Amortization of acquired intangible assets in Cost of revenues	—	—	—	272
(a)	Amortization of acquired intangible assets in Depreciation and amortization	6,427	7,352	18,542	21,553
(b)	Stock-based compensation	10,870	10,055	32,727	29,070
(c)	Charge related to hotel occupancy tax litigation judgement in General and administrative expense	3,680	—	3,680	—
(d)	Stock-based compensation payroll taxes	—	36	—	709
(e)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes (including the non-cash benefit of $181.9 million in 3rd quarter 2009 from the reversal of a portion of the valuation allowance on the Company’s deferred tax asset)	(171,529)	9,213	(154,382)	13,098
(f)	Impact on noncontrolling interests of other pro forma adjustments	—	(243)	—	(818)
(g)	Amortization related to FSP APB 14-1	4,516	5,976	14,752	20,534
(g)	(Gain) loss on extinguishment of debt	394	(87)	(2,735)	(45)

	Pro Forma Net income applicable to common stockholders of priceline.com Incorporated	$173,340	$116,788	$323,601	$232,473

		Three Months Ended September 30,		Nine Months Ended September 30,
			2008		2008
		2009	As Adjusted	2009	As Adjusted

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME APPLICABLE TO COMMON STOCKHOLDERS PER DILUTED COMMON SHARE

	GAAP weighted average number of diluted common shares outstanding	49,670	48,656	48,805	49,344

(h)	Adjustment for Conversion Spread Hedges	(449)	(884)	(642)	(767)
(i)	Adjustment for restricted stock, restricted stock units and performance units	1,019	1,091	1,006	1,002

	Pro Forma Weighted average number of diluted common shares outstanding	50,240	48,863	49,169	49,579

	Net income applicable to common stockholders per diluted common share GAAP	$6.42	$1.74	$8.42	$3.00

	Pro Forma	$3.45	$2.39	$6.58	$4.69

(a)	Amortization of acquired intangible assets is recorded in Cost of revenues and Depreciation and amortization.
(b)	Stock-based compensation is recorded in Personnel expense.
(c)	Charge related to Texas hotel occupancy tax litigation judgement is recorded in General and administrative expense.
(d)

Stock-based compensation payroll taxes are recorded in General and administrative expense. As of January 1, 2009, we no longer exclude payroll tax expense related to stock-based compensation due to its relative insignificance to our consolidated financial statements.

(e)

Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes (including the non-cash benefit of $181.9 million in 3rd quarter 2009 from the reversal of a portion of the valuation allowance on the Company’s deferred tax asset).

(f)	Impact on noncontrolling interests of other pro forma adjustments are recorded in Net income attributable to noncontrolling interests.
(g)

Non-cash interest expense related to the amortization of debt discount and (gain) loss on debt extinguishment, pursuant to the provisions of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” are recorded in Interest expense and Foreign currency transactions and other, respectively.

(h)

Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the currently outstanding Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(i)

All shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

(j)	Depreciation and amortization are excluded from Operating income to calculate EBITDA.
(k)	Foreign currency transactions and other are added to Operating income to calculate EBITDA.

priceline.com Incorporated

Statistical Data

In thousands

(Unaudited)

Gross Bookings	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09

Domestic	$547,787	$602,205	$525,571	$720,968	$872,284	$799,578	$688,923	$851,157	$964,464	$998,715
International**	687,124	788,478	679,760	1,037,644	1,237,681	1,250,850	792,190	1,092,427	1,414,714	1,724,131
Total	$1,234,911	$1,390,683	$1,205,331	$1,758,612	$2,109,965	$2,050,427	$1,481,113	$1,943,584	$2,379,178	$2,722,846

Agency	$919,260	$1,042,619	$912,698	$1,370,119	$1,656,775	$1,603,693	$1,108,024	$1,469,956	$1,824,618	$2,130,571
Merchant**	315,651	348,064	292,633	388,493	453,190	446,734	373,089	473,628	554,560	592,275
Total	$1,234,911	$1,390,683	$1,205,331	$1,758,612	$2,109,965	$2,050,427	$1,481,113	$1,943,584	$2,379,178	$2,722,846

Year/Year Growth
Domestic	-4.0%	19.3%	24.2%	50.6%	59.2%	32.8%	31.1%	18.1%	10.6%	24.9%
International	92.7%	97.9%	113.0%	99.7%	80.1%	58.6%	16.5%	5.3%	14.3%	37.8%
excluding F/X impact	79.6%	83.4%	89.9%	75.0%	55.8%	44.7%	27.6%	23.5%	32.4%	48.5%

Agency	50.9%	73.7%	85.9%	92.8%	80.2%	53.8%	21.4%	7.3%	10.1%	32.9%
Merchant	-0.8%	15.0%	16.4%	34.9%	43.6%	28.3%	27.5%	21.9%	22.4%	32.6%

Total	33.2%	54.0%	62.4%	76.1%	70.9%	47.4%	22.9%	10.5%	12.8%	32.8%

Units Sold	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09

Hotel Room-Nights	7,242	7,964	6,616	9,375	10,879	11,434	9,126	12,785	15,665	17,869
Year/Year Growth	45.0%	52.0%	55.1%	57.4%	50.2%	43.6%	38.0%	36.4%	44.0%	56.3%

Rental Car Days	2,278	2,338	2,002	2,612	2,815	2,333	2,224	3,014	3,237	2,604
Year/Year Growth	13.9%	14.4%	11.9%	30.4%	23.6%	-0.2%	11.1%	15.4%	15.0%	11.6%

Airline Tickets	687	819	790	1,169	1,362	1,186	1,135	1,496	1,551	1,544
Year/Year Growth	-16.3%	23.0%	34.4%	83.0%	98.2%	44.8%	43.7%	28.0%	13.9%	30.2%

	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09

Revenue	$355,880	$417,287	$334,853	$403,180	$513,976	$561,609	$406,041	$462,058	$603,741	$730,660
Year/Year Growth	15.7%	33.1%	28.8%	33.8%	44.4%	34.6%	21.3%	14.6%	17.5%	30.1%

Gross Profit	$157,211	$202,331	$160,152	$181,103	$253,725	$316,078	$205,065	$208,330	$305,238	$434,006
Year/Year Growth	48.6%	63.8%	60.9%	51.3%	61.4%	56.2%	28.0%	15.0%	20.3%	37.3%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.

** Includes $37.5 million, $32.4 million, $24.2 million, $24.6 million and $13.4 million of Agoda gross bookings in 4Q08, 3Q08, 2Q08, 1Q08 and 4Q07, respectively since acquisition on November 6, 2007.